UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Sensata Technologies Holding N.V.

(Name of Issuer)

Ordinary Shares, €0.01 Nominal Value Per Share

(Title of Class of Securities)

N7902X106

(CUSIP Number)

December 31, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. N7902X106	13G/A	Page 2 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Sensata Investment Company S.C.A. EIN: 98-0487330
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 89,626,932 (See Item 4)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 89,626,932 (See Item 4)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) OO

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 3 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Fund VIII, L.P. EIN: 98-0425021
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 4 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital VIII Coinvestment Fund, L.P. EIN: 98-0425022
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 5 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Partners VIII, L.P. EIN: 98-0425023
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 6 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Fund VIII-E, L.P. EIN: 98-0434669
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 7 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Partners VIII-E, L.P. EIN: 98-0434668
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 8 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Fund IX, L.P. EIN: 98-0480737
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 9 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital IX Coinvestment Fund, L.P. EIN: 98-0480739
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 10 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Partners IX, L.P. EIN: 98-0480738
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 11 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): BCIP Associates III EIN: 01-0621883
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 12 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): BCIP Trust Associates III EIN: 01-0598368
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 13 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): BCIP Associates III-B EIN: 01-0598385
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 14 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): BCIP Trust Associates III-B EIN: 01-0624013
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 15 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): BCIP Associates-G EIN: 20-2194543
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) PN

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 16 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Sensata Management Company S.A. EIN: 98-0487331
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) OO

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 17 of 27 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Bain Capital Investors, LLC EIN: 04-3521615
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,626,932 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 89,626,932 (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,626,932 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 50.90% (See Item 4) (a)
12	TYPE OF REPORTING PERSON (See Instructions) OO

(a)	The percentage is calculated using 176,098,391 ordinary shares outstanding as of October 14, 2011 as disclosed in Sensata Technologies Holding N.V.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

CUSIP No. N7902X106	13G/A	Page 18 of 27 Pages

Item 1(a)	Name of Issuer:

Sensata Technologies Holding N.V. (the “Company”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

Kolthofsingel 8, 7602 EM Almelo The Netherlands.

Item 2(a)	Name of Person Filing:

Sensata Investment Company S.C.A (“Sensata Investment Co.”), Bain Capital Fund VIII, L.P. (“Fund VIII”), Bain Capital VIII Coinvestment Fund, L.P. (“Coinvestment VIII”), Bain Capital Partners VIII, L.P. (“Bain Capital VIII”), Bain Capital Fund VIII-E, L.P. (Fund VIII-E”), Bain Capital Partners VIII-E, L.P. (“Bain Capital VIII-E”), Bain Capital Fund IX, L.P. (“Fund IX”), Bain Capital IX Coinvestment Fund, L.P. (“Coinvestment IX”), Bain Capital Partners IX, L.P. (“Bain Capital IX”), BCIP Associates III (“BCIP III”), BCIP Trust Associates III (“BCIP Trust III”), BCIP Associates III-B (“BCIP III-B”), BCIP Trust Associates III-B (“BCIP Trust III-B”), BCIP Associates-G (“BCIP-G”), Sensata Management Company S.A. (“Sensata Management Co.”) and Bain Capital Investors, LLC (“BCI”) (collectively, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 2012, a copy of which is attached as Exhibit A to this Statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G/A and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is c/o Bain Capital Investors, LLC, John Hancock Tower, 200 Clarendon St., Boston, MA. 02116.

Item 2(c)	Citizenship:

Each of Sensata Investment Co. and Sensata Management Co. is organized under the laws of Luxembourg.

Each of Fund VIII, Coinvestment VIII, Bain Capital VIII, Fund VIII-E, Bain Capital VIII-E, Fund IX, Coinvestment IX, Bain Capital IX, BCIP III, BCIP Trust III, BCIP III-B and BCIP Trust III-B is organized under the laws of the Cayman Islands

Each of BCIP-G and BCI is organized under the laws of the State of Delaware.

CUSIP No. N7902X106	13G/A	Page 19 of 27 Pages

Item 2	(d)		Title of Class of Securities:

Ordinary shares, nominal value €0.01 per share (the “Ordinary Shares”)

Item 2	(e)		CUSIP Number:

N7902X106

Item 3			If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

	(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable.

Item 4			Ownership:

	(a)		Amount beneficially owned: In the aggregate, the Reporting Persons beneficially own 89,626,932 Ordinary Shares directly held by Sensata Investment Co. Sensata Investment Co. is controlled by its manager, Sensata Management Co. through its board of directors. All of the outstanding capital stock of Sensata Management Co. is owned by Fund VIII and Fund VIII-E, and in that capacity, these funds have the power to appoint the directors of Sensata Investment Co.

CUSIP No. N7902X106	13G/A	Page 20 of 27 Pages

Because of the relationships described below, BCI may be deemed to control Fund VIII and Fund VIII-E and thus may be deemed to share voting and dispositive power with respect to the Ordinary Shares of the Company held by Sensata Investment Co.

Approximately 80.6% of the ordinary shares of Sensata Investment Co. are owned by Fund VIII, Coinvestment VIII, Fund IX, Coinvestment IX, BCIP III, BCIP Trust III, BCIP III-B, BCIP Trust III-B and BCIP-G (together with Fund VIII, Coinvestment VIII, Fund VIII-E, Fund IX, Coinvestment IX, BCIP III, BCIP Trust III, BCIP III-B and BCIP Trust III-B, the “Bain Capital Funds”).

BCI is the managing general partner of BCIP III, BCIP Trust III, BCIP III-B, BCIP Trust III-B and BCIP-G. BCI is the general partner of Bain Capital IX, which is the general partner of Fund IX and Coinvestment IX. BCI is also the general partner of Bain Capital VIII, which is the general partner of Fund VIII and Coinvestment VIII. BCI is also the general partner of Bain Capital VIII-E, which is the general partner of Fund VIII-E. By virtue of these relationships, BCI may be deemed to share voting and dispositive power with respect to the Ordinary Shares of the Company that may be deemed to be beneficially owned by the Bain Capital Funds.

Neither the filing of this Schedule 13G/A nor any of its contents shall be deemed to constitute an admission by any Reporting Person that it is the beneficial owner of any of the Ordinary Shares referred to herein for purposes of Section 13(d) of the Act, or for any other purpose, and, except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person, other than Sensata Investment Co.

(b)	Percent of class: In the aggregate, the Reporting Persons beneficially own 89,626,932 Ordinary Shares, or 50.90% of the total number of Ordinary Shares outstanding, by virtue of the 89,626,932 Ordinary Shares directly held by Sensata Investment Co.

The percentage is calculated using 176,098,391 Ordinary Shares outstanding as of October 14, 2011 as disclosed in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on October 24, 2011.

(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote: See Item 5 on the cover pages hereto.

(ii) shared power to vote or to direct the vote: See Item 6 on the cover pages hereto.

(iii) sole power to dispose or to direct the disposition of: See Item 7 on the cover pages hereto.

CUSIP No. N7902X106	13G/A	Page 21 of 27 Pages

(iv) shared power to dispose or to direct the disposition of: See Item 8 on the cover pages hereto.

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

  The Company, Sensata Investment Co., Sensata Management Co. and certain of the Bain Capital Funds are parties to an Investor Rights Agreement (the “Investor Rights Agreement”). Under the Investor Rights Agreement, so long as (i) such Bain Capital Funds own any securities of Sensata Investment Co. and (ii) such Bain Capital Funds, Sensata Investment Co., the other non-employee shareholders of Sensata Investment Co. as of the date of the Investor Rights Agreement, and their respective affiliates, when taken together, continue to own at least 50% of the outstanding Ordinary Shares of the Company, such Bain Capital Funds have the right to determine the size of the board of directors of the Company and to designate each director of the Company, subject to any rights granted to other persons pursuant to the Investor Rights Agreement (including the rights of Fund IX and Coinvestment IX described in the following sentence). Each of Fund IX and Coinvestment IX has the right to designate one director to the board of directors of the Company. All designated directors are subject to election by the Company’s shareholders.

  The Reporting Persons may be deemed to be a “group” for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2012

SENSATA INVESTMENT COMPANY S.C.A.
SENSATA MANAGEMENT COMPANY S.A.

By:	/s/ Walid Sarkis
Name: Walid Sarkis
Title: Authorized Signatory

BAIN CAPITAL INVESTORS, LLC

By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL FUND VIII, L.P.
BAIN CAPITAL VIII COINVESTMENT FUND, L.P.

By:	Bain Capital Partners VIII, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL PARTNERS VIII, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL FUND VIII-E, L.P.

By:	Bain Capital Partners VIII-E, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL PARTNERS VIII-E, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL FUND IX, L.P.
BAIN CAPITAL IX COINVESTMENT FUND, L.P.

By:	Bain Capital Partners IX, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL PARTNERS IX, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BCIP ASSOCIATES III
BCIP ASSOCIATES III-B
BCIP TRUST ASSOCIATES III
BCIP TRUST ASSOCIATES III-B
BCIP ASSOCIATES-G

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G/A

The undersigned hereby agree that a single Schedule 13G/A (or any amendment thereto) relating to the Ordinary Shares of Sensata Technologies Holding N.V. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G/A.

Date: February 14, 2012

SENSATA INVESTMENT COMPANY S.C.A.
SENSATA MANAGEMENT COMPANY S.A.

By:	/s/ Walid Sarkis
Name: Walid Sarkis
Title: Authorized Signatory

BAIN CAPITAL INVESTORS, LLC

By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL FUND VIII, L.P.
BAIN CAPITAL VIII COINVESTMENT FUND, L.P.

By:	Bain Capital Partners VIII, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL PARTNERS VIII, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL FUND VIII-E, L.P.

By:	Bain Capital Partners VIII-E, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL PARTNERS VIII-E, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL FUND IX, L.P.
BAIN CAPITAL IX COINVESTMENT FUND, L.P.

By:	Bain Capital Partners IX, L.P.
Its:	General Partner

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BAIN CAPITAL PARTNERS IX, L.P.

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director

BCIP ASSOCIATES III
BCIP ASSOCIATES III-B
BCIP TRUST ASSOCIATES III
BCIP TRUST ASSOCIATES III-B
BCIP ASSOCIATES-G

By:	Bain Capital Investors, LLC
Its:	General Partner

	By:	/s/ Stephen M. Zide
Name: Stephen M. Zide
Its: Managing Director